                                                                     Exhibit 2.2



                                  CONFIDENTIAL



                       ASSET SALE AND PURCHASE AGREEMENT


                            dated FEBRUARY 10, 1997

                                    between

            HENKEL CORPORATION AND HENKEL CANADA LIMITED, AS SELLER

                                      and

                    GEO SPECIALTY CHEMICALS, INC., AS BUYER

                               TABLE OF CONTENTS

Index to Defined Terms ...................................................    v
Schedules, Exhibits ...................................................... viii

ARTICLE I - Transfer of Assets, Assumption of Liabilities and Purchase Price
1.1  Transfer of Assets ..................................................    1
1.2  Excluded Assets .....................................................    3
1.3  Consents to Certain Assignments .....................................    5
1.4  Assumption of Liabilities ...........................................    5
1.5  Purchase Price and Payment ..........................................    6
1.6  Transfer Taxes ......................................................    6

ARTICLE II - Closing and Post-Closing Purchase Price Adjustment
2.1  Closing .............................................................    6
2.2  Deliveries by Seller ................................................    6
2.3  Deliveries by Buyer .................................................    8
2.4  Post-Closing Purchase Price Adjustment ..............................    8
     2.4.1 Closing Date Net Working Capital Statement ....................    8
     2.4.2 Objections: Resolution of Disputes ............................    8
     2.4.3 Adjustment Payment ............................................    9
2.5  Allocation of Purchase Price ........................................    9

ARTICLE III - Representations and Warranties of Seller
3.1  Organization ........................................................   10
3.2  Authorization .......................................................   10
3.3  No Conflicts or Violations: No Consents or Approvals Required .......   10
3.4  Financial Statements ................................................   11
3.5  Title to Transferred Assets .........................................   11
3.6  Contracts ...........................................................   11
3.7  Inventory ...........................................................   11
3.8  Accounts Receivable .................................................   12
3.9  Conduct of Business Since the Balance Sheet Date ....................   12
3.10 Compliance with Law and Permits .....................................   12
3.11 Environmental Matters ...............................................   12
3.12 Litigation ..........................................................   12
3.13 Transferred Patents/Transferred Trademarks ..........................   13
3.14 Labor Matters .......................................................   13
3.15 Employee Benefit Plans ..............................................   13
3.16 Taxes ...............................................................   14
3.17 Entire Business .....................................................   14
3.18 Brokers and Finders .................................................   14
3.19 Disclosure ..........................................................   14

ARTICLE IV - Representations and Warranties of Buyer
4.1  Organization ........................................................   14
4.2  Authorization .......................................................   14
4.3  No Violations; No Consents or Approvals Required ....................   15
4.4  Sufficient Funds ....................................................   15
4.5  Brokers and Finders .................................................   15

ARTICLE V - Covenants Pending the Closing
5.1  Conduct of the Business .............................................   15
5.2  Access ..............................................................   15
5.3  HSR Act .............................................................   16
5.4  Best Efforts ........................................................   16

ARTICLE VI - Employment Matters
6.1  Transfer of Employees ...............................................   16
     6.1.1 Offers of Employment ..........................................   16
     6.1.2 Employee Definitions ..........................................   16
     6.1.3 Terms of Employment of Transferred Non-Represented Employees ..   17
     6.1.4 Credit for Service with Seller ................................   17
6.2  Pension Benefits For Non-Represented Employees ......................   18
     6.2.1 Benefits under Seller's Pension Plan ..........................   18
     6.2.2 Benefits under Buyer's Pension Plans ..........................   18
     6.2.3 Status of Buyer's Pension Plans After the Closing .............   18
6.3 Savings Plans For Non-Represented Employees ..........................   19
     6.3.1 Benefits Under Seller's Savings Plan ..........................   19
     6.3.2 Transfer of Account Balances ..................................   19
     6.3.3 Loan Balances .................................................   19
6.4  Welfare Benefit Plans For Non-Represented Employees .................   19
6.5  Bargaining Unit Employees ...........................................   20
     6.5.1 Union Contract ................................................   20
     6.5.2 Benefits Under Seller's Union Pension Plan ....................   20
     6.5.3 Benefits Under Buyer's Union Pension Plan .....................   20
     6.5.4 Welfare Benefit Plans For Bargaining Unit Employees ...........   21
6.6  Severance Liability .................................................   21
6.7  Earned Vacation .....................................................   21
6.8  Regulatory Filings and Further Assurances ...........................   21

ARTICLE VII - Conditions to Closing
7.1  Conditions to Buyer's Obligation to Close ...........................   22
7.2  Conditions to Seller's Obligation to Close ..........................   23

ARTICLE VIII - Environmental Matters
8.1  Indemnification by Seller ...........................................   23
8.2  Indemnification by Buyer ............................................   24
8.3  Limitations on Indemnification ......................................   24
8.4  Compliance with ISRA ................................................   25
8.5  Compliance with Environmental Restrictions ..........................   25
     8.5.1 Harrison Facility .............................................   25
     8.5.2 Cedartown Facility ............................................   26
           (a) Compliance with Administrative Order on Consent ...........   26
           (b) Compliance with Corrective Action Consent Order ...........   26
8.6  Notices .............................................................   26
8.7  Post Closing Release Reports ........................................   27
8.8  Discharge of Environmental Claims ...................................   27
8.9  Right of Participation ..............................................   27
8.10 Access and Cooperation ..............................................   27
8.11 Computation of Losses ...............................................   28

ARTICLE IX - Termination
9.1  Termination .........................................................   28
9.2  Effect of Termination ...............................................   29

ARTICLE X - Indemnification
10.1 Obligation of Parties to Indemnify ..................................   29
     10.1.1 Indemnification by Seller ....................................   29
     10.1.2 Indemnification By Buyer .....................................   29
10.2 Indemnification Procedure for Third Party Claims ....................   29
10.3 Computation of Losses ...............................................   30
10.4 Limitations on Indemnification ......................................   30
10.5 Remedies Exclusive ..................................................   30

ARTICLE XI - Additional Agreements
11.1 Seller's Covenant Not to Compete ....................................   31
     11.1.1 Definition of Paper/CPC Industries ...........................   31
11.2 Buyer's Covenant Not To Use Transferred Intellectual Property in
     Retained Industries .................................................   32
     11.2.1  Definition of the Retained Industries .......................   32
11.3 Certain Services provided by Seller and Seller's Affiliates .........   32
11.4 Seller's and Buyer's Access to Information ..........................   33
11.5 Public Announcements ................................................   33
11.6 Termination of Insurance ............................................   33
11.7 Further Assurances ..................................................   33
11.8 Export Sales ........................................................   33

ARTICLE XII - Miscellaneous
12.1  Expenses ...........................................................   34
12.2  Notices ............................................................   34
12.3  Entire Agreement; Amendment; Waiver ................................   35
12.4  Severability .......................................................   35
12.5  Assignment .........................................................   35
12.6  Affiliates .........................................................   35
12.7  Knowledge of Seller ................................................   35
12.8  Governing Law ......................................................   35
12.9  Captions ...........................................................   35
12.10 Defined Terms ......................................................   36
12.11 Counterparts .......................................................   36
12.12 Bulk Sales Law .....................................................   36

                             INDEX TO DEFINED TERMS
                             ----------------------

SECTION
-------
"Accounts Receivable"                                                    1.1(v)
"Adhesives Industry"                                                  11.2.1(v)
"Administrative Services Agreement"                                     2.2(iv)
"Affiliate"                                                                12.6
"Agreement                                                             Preamble
"Agricultural Industries"                                           11.2.1(iii)
"Antitrust Division"                                                        5.3
"AOC"                                                               8.5.2(a)(i)
"Assumed Liabilities"                                                       1.4
"Balance Sheet"                                                             3.4
"Balance Sheet Date"                                                        3.4
"Bargaining Unit Employees"                                               6.1.2
"best of Seller's Knowledge"                                               12.7
"Bill of Sale and Assignment and Assumption
   Agreement"                                                           2.2(vi)
"Business"                                                             Recitals
"Buyer"                                                                Preamble
"Buyer's Pension Plans"                                                   6.2.2
"Buyer's Savings Plans"                                                   6.3.2
"Buyer's Union Pension Plans"                                             6.5.3
"Buyer's Union Welfare Benefit Plans"                                     6.5.4
"Buyer's Welfare Benefit Plans"                                             6.4
"CACO"                                                              8.5.2(b)(i)
"Cedartown Facility"                                                     1.1(i)
"Charter Oak"                                       Acknowledgement and Consent
"Closing"                                                                   2.1
"Closing Date"                                                              2.1
"Closing Date Net Working Capital"                                        2.4.1
"Closing Date Net Working Capital Statement"                              2.4.1
"Closing Date Payment"                                                      1.5
"Coatings and Inks Industry"                                         11.2.1(ii)
"COBRA"                                                                     6.4
"Code"                                                                     3.15
"Construction and Processing Chemicals Industry"                     11.1.1(ii)
"Contracts"                                                            1.1(vii)
"Deed Restriction"                                                     8.5.1(i)
"DER"                                                                  8.5.1(i)
"EDC"                                                                   1.4(vi)

SECTION
-------
"Environmental Laws"                                                       3.11
"Environmental Matters"                                                 8.1(ii)
"Equipment"                                                             1.1(ii)
"ERISA"                                                                    3.15
"Excluded Assets"                                                           1.2
"Export Sales"                                                             11.8
"Financial Statements"                                                      3.4
"FTC"                                                                       5.3
"Harrison Facility"                                                      1.1(i)
"HSR"                                                                       5.3
"Income Taxes"                                                         1.2(vii)
"Indemnified Party"                                                        10.2
"Indemnifying Party"                                                       10.2
"Independent Auditor"                                                     2.4.2
"Inventory"                                                            1.1(iii)
"ISRA"                                                                    8.4.1
"Laws"                                                                     3.10
"Leather Industry"                                                   11.2.1(vi)
"Lease Agreement"                                                     2.2(viii)
"License Agreements"                                                   2.2(iii)
"Liens"                                                                     3.3
"Losses"                                                                    8.1
"Net Working Capital"                                                     2.4.1
"NFS"                                                                      11.1
"NJDEP"                                                                   8.4.1
"Non-Represented Employees"                                               6.1.2
"Notice of Objection"                                                     2.4.2
"Owned Real Property"                                                    1.1(i)
"Paper Industries"                                                    11.1.1(i)
"Paper/CPC Industries"                                              11.1.1.(ii)
"Patent and Technology License Agreements                              2.2(iii)
"Permits"                                                               1.1(ix)
"Permitted Liens"                                                           3.5
"Plastic Additives Industry"                                         11.2.1(iv)
"Prepaid Expenses"                                                       1.1(v)
"Retained Businesses                                                     1.1(x)
"Retained Intellectual Property"                                         1.2(i)
"Retained Liabilities"                                                      1.4
"Seller"                                                               Preamble
"Seller's Benefit Plans"                                                  6.1.3

SECTION
-------
"Seller's Pension Plans"                                                  6.2.1
"Seller's Savings Plans"                                                  6.3.1
"Seller's Welfare Benefit Plans"                                            6.4
"Supply Agreements"                                                     2.2(ii)
"Textile Industry"                                                    11.2.1(i)
"Third Party Claim"                                                        10.2
"Trademark License Agreements                                          2.2(iii)
"Transferred Assets"                                                        1.1
"Transferred Bargaining Unit Employees"                                   6.1.2
"Transferred Employees"                                                   6.1.2
"Transferred Intellectual Property"                                    1.1(xii)
"Transferred Non-Represented Employees"                                   6.1.2
"Transferred Patents"                                                    1.1(x)
"Transferred Technology"                                               1.1(xii)
"Transferred Trademarks"                                                1.1(xi)
"Undisclosed Liability Losses"                                             10.4
"Union"                                                                   6.1.2
"Union Contract"                                                          6.1.2


                               S C H E D U L E S
                               -----------------
Schedule 1.1(i)   Legal Description of the Owned Real Property
Schedule 1.1(ii)  Material Items of Equipment
Schedule 1.1(iii) Location of Inventory
Schedule 1.1(iv)  Charlotte and Ambler Equipment
Schedule 1.1(xii) Transferred Technology
Schedule 1.2(xi)  Harrison Pilot Plant Assets
Schedule 1.2(xii) Data Processing Equipment at Owned Real Property
Schedule 2.5      Allocation of Purchase Price
Schedule 3.4(A)   Pro Forma Unaudited Statements of Net Assets of the Business
                  and Pro Forma Unaudited Profit and Loss Statements
Schedule 3.4(B)   Accounting Principles and Practices
Schedule 3.4(C)   Deviations from GAAP
Schedule 3.5      Liens
Schedule 3.6      Contracts
Schedule 3.9      Conduct of Business Since the Balance Sheet Date
Schedule 3.10     Compliance with Law and Permits
Schedule 3.11     Environmental Matters
Schedule 3.12     Litigation
Schedule 3.13(A)  U.S. and Canadian Transferred Patents
Schedule 3.13(B)  U.S. and Canadian Transferred Trademarks
Schedule 3.14     Labor Matters
Schedule 3.15     Employee Benefit Plans
Schedule 3.17     Condition of Machinery and Equipment
Schedule 6.1(A)   Employees of the Business
Schedule 6.1(B)   Employees on Short Term Disability
Schedule 6.1.3    Retention Incentives
Schedule 11.7     Export Sales
Schedule 12.7     Knowledge of Seller


                                 E X H I B I T S
                                 ---------------

Exhibit A-1       Supply Agreement (Supply to Buyer)
Exhibit A-2       Supply Agreement (Supply to Henkel)
Exhibit B-1       Patent and Technology License Agreement (License to Buyer)
Exhibit B-2       Patent and Technology License Agreement (License to Henkel)
Exhibit C-1       Trademark License Agreement (License from Henkel)
Exhibit C-2       Trademark License Agreement (License to Henkel)
Exhibit D         Administrative Services Agreement
Exhibit E         Lease Agreement

                       ASSET SALE AND PURCHASE AGREEMENT

       ASSET SALE AND PURCHASE AGREEMENT (this "Agreement") made and entered into this 10th day of February, 1997, by and among HENKEL CORPORATION, a corporation organized under the laws of Delaware and HENKEL CANADA LIMITED, a corporation organized under the laws of Ontario, Canada (collectively, "Seller"), and GEO SPECIALTY CHEMICALS, INC., a corporation organized under the laws of Ohio ("Buyer").

       Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller substantially all of the assets relating to Seller's United States and Canadian paper chemicals and construction and process chemicals businesses, as presently conducted by Seller and as defined by the sources of revenue contained within the Financial Statements (as defined in Section 3.4) dated December 31, 1996 (the "Business"), subject to certain liabilities relating thereto, all on the terms and conditions of this Agreement.

       Accordingly, Seller and Buyer agree as follows:


                                   ARTICLE I

        TRANSFER OF ASSETS, ASSUMPTION OF LIABILITIES AND PURCHASE PRICE

       1.1 TRANSFER OF ASSETS. At the Closing (as defined in Section 2.1), Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the following assets of Seller relating to the Business, as they exist on the Closing Date (as defined in Section 2.1), but excluding the Excluded Assets (as defined in Section 1.2) (collectively, the "Transferred Assets"):

           (i) all of the land, buildings, improvements, fixtures and other real property and the easements, rights of way and appurtenances thereon or thereto owned by Seller and located at Seller's plants in Harrison, New Jersey (the "Harrison Facility") and Cedartown, Georgia (the "Cedartown Facility") as more fully described in SCHEDULE 1.1(i) (collectively, the "Owned Real Property");

           (ii) all tangible assets and properties, including machinery and equipment, spare parts and supplies, vehicles, accessories, furniture, office and laboratory equipment and supplies, furnishings and fixtures physically located on the Owned Real Property (the "Equipment") and specifically including any material items of Equipment (i.e. original acquisition cost of Ten Thousand Dollars ($10,000.00) or more) listed on
       SCHEDULE 1.1(ii);

           (iii) all inventories, including finished products, samples, work-in-process, raw materials and packaging materials physically located on (or in transit from or to) the Owned Real Property and all inventories of the Business, including finished products, samples, work-in-process, raw materials and packaging materials, in (or in transit from or to) the locations listed in SCHEDULE 1.1(iii) (the "Inventory");

           (iv) the office equipment and laboratory equipment located at Seller's Charlotte, North Carolina and Ambler, Pennsylvania facilities listed in SCHEDULE 1.1(iv);

           (v) all accounts and notes receivable, deferred charges, chattel paper and other rights to receive payments arising from the operation of the Business (the "Accounts Receivable");

           (vi) all prepayments, deposits, claims for refunds and prepaid expenses relating to the Business, other than prepaid insurance (the "Prepaid Expenses");

           (vii) subject to Section 1.3, all rights of Seller under contracts, commitments, understandings, binding arrangements, leases of real and personal property, licenses, purchase orders and other agreements of any kind or nature, written or oral, to which Seller is a party or by which Seller or any of the Transferred Assets is bound on the Closing Date and to the extent that they relate to the Business, except to the extent any of the foregoing relate to the Excluded Assets or the Retained Liabilities (as defined in Section 1.4) (the "Contracts ");

           (viii) all books and records in Seller's possession that relate solely to the Business, including sales reports, inventory reports, product specifications, drawings, correspondence, engineering, maintenance, operating and production records, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs, quality control records and manuals, blueprints, research and development files, laboratory books, patent and trademark files, litigation files, personnel records of Transferred Employees (as defined in Section 6.1.2) and credit records of customers, other than records kept for financial reporting or tax purposes and excluding any of the foregoing related to the Excluded Assets or the Retained Liabilities;

           (ix) to the extent transfer is permitted under applicable law or regulation, all permits, approvals, franchises, licenses or other rights granted to Seller by governmental authorities and necessary for the lawful ownership of the Transferred Assets or the lawful conduct of the Business as presently conducted by Seller (the "Permits");

           (x) those U.S. and Canadian patents and patent applications used or held for use exclusively or primarily in the Business which are listed in
       SCHEDULE 3.13(A) (the "Transferred Patents"). Those Transferred Patents which are used primarily but not exclusively in the Business shall be licensed to the Seller under the Patent and Technology License Agreements attached hereto as EXHIBIT B-2 for use in businesses of Seller other than the Business. Businesses of Seller other than the Business shall hereafter be referred to as the "Retained Businesses." U.S. and Canadian patents and patent applications that are used primarily in the Retained Businesses but also in the Business shall be licensed to Buyer under the Patent and Technology License Agreement attached hereto as EXHIBIT B-1;

           (xi) those United States and Canadian trade names, service marks and service names and applications and registrations therefor used in the Business which are listed in SCHEDULE 3.13(B), together with the goodwill associated therewith (the "Transferred Trademarks"). Those Transferred Trademarks that are used also by Seller in its Retained Businesses shall be licensed to Seller under the Trademark License Agreement attached hereto as EXHIBIT C-2. U.S. and Canadian trademarks that are used by the Business but which are not Transferred Trademarks shall be licensed to Buyer under the Trademark License Agreement attached hereto as EXHIBIT C-1;

           (xii) for the United States and Canada, formulas for the products listed in SCHEDULE 1.1(xii) and all unpatented know-how, manufacturing methods and processes, inventions, discoveries, trade secrets, improvements and other technology used or held for use exclusively or primarily in connection with the products, including the developmental products, listed in SCHEDULE 1.1(xii) of the Business (the "Transferred Technology") (together with the Transferred Patents and the Transferred Trademarks, the "Transferred Intellectual Property"). Transferred Technology that is used primarily but not exclusively in the Business shall be licensed to Seller under the Patent and Technology License Agreement attached hereto as EXHIBIT B-2 for use in the Retained Businesses. Technology that is used primarily in the Retained Businesses but also in the Business shall be licensed to Buyer under the Patent and Technology License Agreement attached hereto as EXHIBIT B-1;

           (xiii) subject to any consent requirements, all computer software (including, without limitation, application, operating, process control, security or programming software) owned or licensed by Seller and used exclusively in the Business;

           (xiv) all claims, choses in action and other general intangibles to the extent that they relate to the Business; and

           (xv) all goodwill of the Business, including the exclusive right to represent oneself as the successor to the Business of Seller.

         1.2 EXCLUDED ASSETS. The parties understand and agree that Seller is not transferring to Buyer any assets or properties not specifically referred to in Section 1.1, including without limitation those assets of Seller set forth below (collectively, the "Excluded Assets"):

           (i) technology, patents and trademarks used by the Business other than Transferred Intellectual Property including, without limitation, all formulas, technology, patents, patent applications, invention records, and other intellectual property relating to Seller's digester additive product developments (the "Retained Intellectual Property");

           (ii) all rights corresponding to Transferred Intellectual Property outside the United States and Canada, including the right to make foreign patent applications claiming priority of Transferred Patents;

           (iii) cash, cash equivalents, investments and bank accounts;

           (iv) any accounts receivable or other current assets, contracts, customer lists and other books and records, licenses and permits, intellectual property, or goodwill to the extent related directly to or arising directly from the Retained Businesses or the Retained Liabilities;

           (v) any intercompany receivables owed to Seller by any Affiliate of Seller or any other current intercompany assets of Seller, other than any trade accounts receivable or other accounts receivable or other current assets reflected on the Closing Date Net Working Capital Statement (as defined in Section 2.4.1);

           (vi) except as otherwise provided in Article VI, any contracts or assets related to any employee benefit plan in which any employees of Seller or any of its Affiliates participate;

           (vii) any refunds, claims to refunds or rights to receive refunds from Federal, state, local and foreign taxing authorities with respect to income, net worth, capital, value added, franchise or other taxes measured by or based upon income or profits ("Income Taxes") paid or to be paid by Seller or any of its Affiliates;

           (viii) any records related to Income Taxes paid or payable by Seller or any of its Affiliates;

           (ix) any insurance policies relating to the Transferred Assets or the Business;

           (x) Seller's corporate charter documents, minute books, stockholder records, stock transfer records, corporate seal and similar corporate records;

           (xi) all tangible assets, including machinery and equipment, spare parts and supplies, accessories, furniture, office and laboratory equipment and supplies, furnishings and fixtures physically located in the pilot plant on the Harrison Facility and listed on SCHEDULE 1.2(xi);

           (xii) data processing equipment listed in SCHEDULE 1.2(xii) located at the Owned Real Property which is part of Seller's central data processing system;

           (xiii) all inventories of the Business other than the Inventory.

Buyer shall grant to Seller access to the Owned Real Property after the Closing Date to remove any Excluded Assets not removed prior to the Closing Date.

       1.3 CONSENTS TO CERTAIN ASSIGNMENTS. If the sale, conveyance, transfer or assignment of any Contract, Permit or other Transferred Asset requires the consent of any third party, this Agreement shall not constitute an agreement to complete such sale, conveyance, transfer or assignment unless and until such consent has been obtained. If Seller does not obtain the consent to the assignment of any such Transferred Asset prior to the Closing Date, the Closing shall nonetheless take place, and Seller will take all steps (not including the payment of consideration) reasonably requested by Buyer to secure such consent after the Closing Date or otherwise will provide to Buyer the benefits of such Transferred Asset.

       1.4 ASSUMPTION OF LIABILITIES. On the Closing Date, Buyer shall assume and thereafter pay, honor and discharge when due and payable all liabilities and obligations of Seller relating to the Business or the Transferred Assets, of any kind or nature, except for the following:

           (i) indebtedness for borrowed money, which shall not include any trade accounts payable or other accounts payable reflected on the Closing Date Net Working Capital Statement;

           (ii) obligations and liabilities of Seller or any of its Affiliates for Income Taxes, and all deficiencies, fines, assessments, charges, interest, additions to such Income Taxes and penalties associated therewith imposed by any taxing authority, relating to or accrued in any period prior to the Closing Date;

           (iii) any accounts payable or contracts or other liabilities to the extent related to or arising from the Excluded Assets or the Retained Liabilities;

           (iv) any intercompany accounts payable owing by Seller to any Affiliate of Seller or any other current intercompany liabilities of Seller, other than any trade accounts payable or other accounts payable or other current liabilities reflected on the Closing Date Net Working Capital Statement;

           (v) those obligations and liabilities related to employment matters that are expressly retained by Seller pursuant to Article VI hereof;

           (vi) liabilities and obligations relating to the claims and lawsuits described in SCHEDULE 3.12, including the obligations and liabilities of Seller pursuant to (a) with respect to the Harrison Facility, ISRA Case #86335/87219 and the two Administrative Orders on Consent titled "In the Matter of Diamond Shamrock Chemicals Company" and "In the Matter of Oxy-Diamond Holding Corporation, Oxy Process Chemicals, Inc.", dated August 29, 1986 and March 27, 1987 respectively; (b) with respect to the Cedartown Facility (1) remediation of surface and groundwater contaminated with ethylene dichloride ("EDC") as specifically set forth in Corrective Action Consent Order No. EPD-HW-1048 between Henkel Corporation and the Georgia Department of Natural Resources, dated September 21, 1993 and (2) the Diamond Shamrock Landfill Site Administrative Order on Consent, EPA Docket No. 90-64-C between Henkel Corporation and the United States Environmental Protection

       Agency, dated November 2, 1990 including, without limitation, all ongoing monitoring and reporting obligations required by all of the above;

           (vii) liabilities and obligations relating to Seller's acts and omissions (other than those relating to Environmental Matters as defined in Section 8.1) that occurred in connection with its operation of the Business during the five year period prior to the Closing Date; PROVIDED, HOWEVER, that Buyer shall, at Seller's election, obtain at Seller's expense and with Seller's cooperation, an insurance policy with a reasonable deductible insuring against such liabilities and obligations, whereupon such insured-against liabilities and obligations shall no longer be Retained Liabilities under this Section 1.4.

The liabilities and obligations of Seller referred to in clauses (i) through
(vii) above are referred to herein collectively as the "Retained Liabilities". All liabilities and obligations relating to the Business or the Transferred Assets of any kind or nature other than the Retained Liabilities are referred to herein collectively as the "Assumed Liabilities".

       1.5 PURCHASE PRICE AND PAYMENT. The purchase price for the Transferred Assets is Fifty-five million dollars ($55,000,000.00), subject to adjustment in accordance with Section 2.4. (Such amount, prior to such adjustment, is referred to herein as the "Closing Date Payment".) Buyer will pay the Closing Date Payment to Seller on the Closing Date by wire transfer of immediately available funds to an account designated by Seller.

       1.6 TRANSFER TAXES. Buyer shall pay all sales, use, excise and transfer taxes arising from the transfer of the Transferred Assets pursuant to this Agreement.


                                   ARTICLE II

               CLOSING AND POST-CLOSING PURCHASE PRICE ADJUSTMENT

       2.1 CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Seller at 2200 Renaissance Boulevard, Suite 200, Gulph Mills, Pennsylvania, at 10:00 a.m. on the earlier of (i)
March 31, 1997 or (ii) the fifth businss day after expiration or termination of the statutory waiting period under the HSR Act, or at such other place or on such other date and time as the parties may agree. The date on which the Closing takes place is referred to herein as the "Closing Date". The Closing shall be deemed to be effective as of the close of business on the business day prior to the Closing Date.

       2.2 DELIVERIES BY SELLER. At the Closing, Seller will deliver to Buyer the following duly executed documents:

           (i) deeds in recordable form to the Owned Real Property sufficient to transfer to Buyer good and marketable title thereto free of all Liens (as defined in Section 3.3) other than Permitted Liens (as defined in
       Section 3.5); as built surveys for all Owned Real Property prepared by a registered surveyor in accordance with the minimum standard detail requirements for ALTA/ACSM Title Surveys or otherwise in form and substance sufficient to eliminate any "survey exceptions" which materially adversely affect Buyer's ability to conduct the Business immediately after Closing in the same manner as conducted immediately prior to the Closing by Seller from the title insurance policies covering said property; and a title insurance commitment from a title insurance company previously insuring title, insuring Buyer's fee simple ownership of the Owned Real Property and that Buyer's interests in the Owned Real Property are good and marketable and free and clear of all Liens except Permitted Liens;

           (ii) supply agreements in the form of EXHIBIT A-1 providing for the supply by Seller to Buyer after the Closing of products previously supplied to the Business by the Retained Businesses of Seller and in the form of EXHIBIT A-2 providing for the supply by Buyer to Seller after the Closing of products used in connection with the Retained Businesses of Seller (the "Supply Agreements");

           (iii) license agreements in the form of EXHIBIT B-1 and EXHIBIT C-1 providing for the use by Buyer of certain of the Retained Intellectual Property in connection with the Business and license agreements in the form of EXHIBIT B-2 and EXHIBIT C-2 providing for the use by Seller of certain of the Transferred Intellectual Property in connection with Retained Businesses of Seller. EXHIBITS B-1 and B-2 shall be referred to as the "Patent and Technology License Agreements". EXHIBITS C-1 and C-2 shall be referred to as the "Trademark License Agreements". (Collectively, EXHIBITS B-1, B-2, C-1 and C-2 shall be referred to as the "License Agreements");

           (iv) an administrative services agreement in the form of EXHIBIT D ("Administrative Services Agreement") requested by Buyer pursuant to
       Section 11.3;

           (v) assignments in recordable form of the Transferred Patents and Transferred Trademarks;

           (vi) an assignment and assumption agreement providing for the assignment to Buyer of the Contracts and the Permits and the assumption by Buyer of the Assumed Liabilities (the "Bill of Sale and Assignment and Assumption Agreement");

           (vii) a bill of sale covering Transferred Assets not otherwise provided for in this Section 2.2;

           (viii) a lease agreement in the form of EXHIBIT E ("Lease Agreement") providing for the lease by Buyer to Seller of the pilot plant on the Harrison Facility;

           (ix) a servicing agreement pursuant to Section 8.5;

           (x) any additional assurances, transfers, assignments or other instruments necessary or reasonably required to transfer the Transferred Assets to Buyer with good (and in the case of the Owned Real Property, marketable) title, free and clear of all Liens except Permitted Liens.

       2.3 DELIVERIES BY BUYER. At the Closing, Buyer will deliver to Seller the following:

           (i) immediately available funds in an amount equal to the Closing Date Payment in the manner set forth in Section 1.5;

           (ii) duly executed Supply Agreements (as defined in Section 2.2);

           (iii) duly executed License Agreements (as defined in Section 2.2);

           (iv) a duly executed Administrative Services Agreement (as defined in Section 2.2) requested by Buyer pursuant to Section 11.3;

           (v) a duly executed Assignment and Assumption Agreement (as defined in Section 2.2); and

           (vi) a duly executed Lease Agreement (as defined in Section 2.2).

           (vii) a duly executed servicing agreement pursuant to Section 8.5.

       2.4 POST-CLOSING PURCHASE PRICE ADJUSTMENT.

           2.4.1 CLOSING DATE NET WORKING CAPITAL STATEMENT. Within forty-five
(45) days after the Closing Date, Seller shall deliver to Buyer a statement (the "Closing Date Net Working Capital Statement") of the Net Working Capital (as defined below) of the Business as of the close of business on the business day prior to the Closing Date (the "Closing Date Net Working Capital"). As used herein, "Net Working Capital" shall mean the book value of (i) the Accounts Receivable, Inventories and Prepaid Expenses less (ii) trade accounts payable and current accrued liabilities and expenses of the Business, excluding any of the foregoing to the extent related to or arising from the Excluded Assets or the Retained Liabilities. The Closing Date Net Working Capital shall be calculated using the same principles, practices, methods and policies as were used in determining Net Working Capital on the Balance Sheet (as defined in Section 3.4 below). The book value of Inventory included on the Closing Date Net Working Capital Statement shall reflect a physical count of the Inventory conducted on the business day prior to the Closing Date and shall exclude any Inventory which is obsolete or otherwise not usable or salable in the ordinary course of business. The physical count of the Inventory shall be conducted by Seller and its representatives. Buyer and its representatives shall have the right to observe the physical count of the Inventory. After the Closing Date, Buyer shall cause its employees to assist Seller and its representatives in the preparation of the Closing Date Net Working Capital Statement and shall provide to Seller and its representatives access at all reasonable times to the personnel, properties, books and records of the Business for such purpose.

           2.4.2 OBJECTIONS: RESOLUTION OF DISPUTES. Unless Buyer notifies Seller in writing within twenty (20) days after Buyer's receipt of the Closing Date Net Working Capital Statement of any objection to the valuation of the Closing Date Net Working Capital set forth therein (the "Notice of Objection"), such valuation shall be final and binding. During such twenty (20) day period, Buyer and its representatives shall be permitted to review the working papers of Seller and Seller's accountants relating to the Closing Date Net Working Capital Statement. The Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein and shall include only objections based on
(i) mathematical errors in the computation of the Closing Date Net Working Capital or (ii) the Closing Date Net Working Capital not having been calculated in accordance with the consistent application of the accounting principles and practices used in the preparation of the Balance Sheet (as defined in Section 3.4), so that the Closing Date Net Working Capital Statement fails to reflect only the change in Net Working Capital resulting from the operation of the Business from the Balance Sheet Date (as defined in Section 3.4) to the Closing Date. Seller and Buyer acknowledge that (a) the sole purpose of the determination of the Closing Date Net Working Capital is to adjust the Closing Date Payment so as to reflect only the change in Net Working Capital resulting from the operation of the Business from the Balance Sheet Date to the Closing Date and (b) such change can be measured only if the calculation is done using the same principles, practices, methods and policies at both dates. If Buyer provides such Notice of Objection to Seller within such twenty (20) day period, Buyer and Seller shall, during the thirty (30) day period following Buyer's delivery of such Notice of Objection to Seller, attempt in good faith to resolve Buyer's objections. During such thirty (30) day period, Seller and its representatives shall be permitted to review the working papers of Buyer and Buyer's accountants relating to the Notice of Objection and the basis therefor. If Buyer and Seller are unable to resolve all such objections within such period, the matters remaining in dispute shall be submitted to Coopers and Lybrand (the "Independent Auditor"). The resolution of disputed items by the Independent Auditor shall be final and binding. The fees and expenses of the Independent Auditor shall be borne equally by Buyer and Seller. After final determination of the Closing Date Net Working Capital Statement, Buyer shall have no further right to challenge the Closing Date Net Working Capital on any basis.

           2.4.3 ADJUSTMENT PAYMENT. Within ten (10) days after the Closing Date Net Working Capital has been finally determined in accordance with
Section 2.4.2, (i) if such final Closing Date Net Working Capital exceeds U.S. $9,577,000 (utilizing a U.S./Canadian exchange rate of .75), Buyer shall pay to Seller an amount equal to such excess, plus simple interest thereon at the rate of six and one-half percent (6.5%) per annum from the Closing Date to the date of payment and (ii) if such final Closing Date Net Working Capital is less than U.S. $9,577,000 (utilizing a U.S./Canadian exchange rate of .75), Seller shall pay to Buyer an amount equal to such shortfall, plus simple interest thereon at the rate of six and one-half percent (6.5%) per annum from the Closing Date to the date of payment. Any such payment hereunder shall be made by wire transfer of immediately available funds to an account designated by the party entitled to payment or in such other manner as such party shall reasonably request.

       2.5 ALLOCATION OF PURCHASE PRICE. The purchase price shall be allocated among the Transferred Assets as set forth in SCHEDULE 2.5 hereto. Buyer and Seller shall report the tax consequences of the transactions contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith in connection with any examination of any tax return, any refund claim or in any litigation, investigation or other proceeding relating thereto.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller hereby represents and warrants to Buyer as follows:

       3.1 ORGANIZATION. Henkel Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Henkel Canada Limited is a corporation duly incorporated, validly existing and in good standing under the laws of Ontario, Canada. Seller is duly qualified to do business as a foreign corporation and is in good standing in each state in which any Owned Real Property is located.

       3.2 AUTHORIZATION. Seller has full corporate power and authority to carry on the Business as now conducted and to own or lease the Transferred Assets owned or leased by it. Seller has full corporate power and authority to execute and deliver this Agreement and all other documents contemplated hereby to be executed and delivered by Seller and to consummate the transactions contemplated hereby and thereby. Seller has taken all corporate action required by its Certificate of Incorporation and By-laws to authorize the execution and delivery of this Agreement and all other documents contemplated hereby to be executed and delivered by Seller and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. All other documents contemplated hereby to be executed and delivered by Seller will on the Closing Date be duly and validly executed by Seller and be legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms.

       3.3 NO CONFLICTS OR VIOLATIONS: NO CONSENTS OR APPROVALS REQUIRED. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the Certificate of Incorporation or By-laws of Seller, (ii) conflict with or violate any Laws (as defined in Section 3.10) applicable to Seller in respect of the Business or by which any of the Transferred Assets is bound, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under any agreement or other instrument to which Seller is a party or by which any of the Transferred Assets is bound which would result in the creation of any mortgage, pledge, lien, claim, charge or other encumbrance of any kind (collectively, "Liens"), other than Permitted Liens (as defined in Section 3.5), on any of the Transferred Assets. Except for required consents of other parties to the Contracts and Permits, and except as set forth in Section 8.4 and Section 8.5 (Compliance with ISRA and Compliance with Environmental Restrictions, respectively) and in Section 5.3 (HSR Act), no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or any other person or entity is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

       3.4 FINANCIAL STATEMENTS. Attached as SCHEDULE 3.4(A) are the pro forma unaudited statement of net assets of the Business at December 31, 1996 and the related pro forma unaudited profit and loss statement for the year ended December 31, 1996 (collectively, the "Financial Statements"). (The pro forma unaudited statement of net assets at December 31, 1996 is referred to herein as the "Balance Sheet" and December 31, 1996 is referred to herein as the "Balance Sheet Date".) The Financial Statements were prepared in accordance with the accounting principles and practices set forth in SCHEDULE 3.4(B), consistently applied throughout the periods covered thereby, and fairly present in all material respects the financial condition of the Business at the respective dates thereof and the sales and operating profits of the Business for the respective periods then ended. SCHEDULE 3.4(C) sets forth the manner in which the accounting principles and practices used in preparing the Financial Statements deviate from generally accepted accounting principles.

       3.5 TITLE TO TRANSFERRED ASSETS. Seller has good title to the Transferred Assets, including good and marketable title to the Owned Real Property, free and clear of any Liens other than Permitted Liens. As used herein, the term "Permitted Liens" means (i) Liens for taxes, assessments or governmental charges or levies not yet due and delinquent or being diligently contested in good faith, (ii) statutory Liens of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business that do not impair in any material respect the conduct of the business or the use of the Transferred Assets in the manner currently used by Seller, (iii) easements, encroachments and other minor imperfections of title which do not impair in any material respect the conduct of the Business or the use of the Transferred Assets in the manner currently used by Seller and (iv) Liens set forth on SCHEDULE 3.5, including those described in Section 8.5.

       3.6 CONTRACTS. SCHEDULE 3.6 sets forth a list of all Contracts in effect on the date of this Agreement, except (i) orders for the purchase of raw materials or supplies used in the manufacture of products, in each case with a remaining balance of $50,000 or less and a remaining term of six months or less;
(ii) orders from customers for the purchase of products, in each case with a remaining balance of $50,000 or less and a remaining term of six months or less;
(iii) agreements for the maintenance of the Owned Real Property or any part thereof or any of the Equipment, in each case with a remaining balance of $50,000 or less and a remaining term of six (6) months or less; (iv) standard form employment agreements; (v) routine waste disposal agreements; (vi) confidentiality agreements; and (vii) Contracts listed in SCHEDULE 3.13 AND
SCHEDULE 3.14. Seller has delivered or made available to Buyer copies of all written Contracts and descriptions of the terms of all oral Contracts listed on
SCHEDULE 3.6. Seller and, to the best of Seller's knowledge, each other party to each Contract in effect on the date of this Agreement is in compliance in all material respects with the terms thereof. Except as set forth on SCHEDULE 3.6, no consents from any third parties are required for the assignment to Buyer of the Contracts.

       3.7 INVENTORY. The Inventory reflected on the Closing Date Net Working Capital Statement will (i) have been manufactured or purchased in the ordinary course of the Business, (ii) be usable or salable in the ordinary course of the Business, except to the extent of any reserve established in the determination of Closing Date Net Working Capital, and (iii) be of an amount and mix consistent with historical operations of the Business.

       3.8 ACCOUNTS RECEIVABLE. The Accounts Receivable reflected on the Closing Date Net Working Capital Statement will have arisen out of sales of goods in the ordinary course of the Business.

       3.9 CONDUCT OF BUSINESS SINCE THE BALANCE SHEET DATE. Except as set forth in SCHEDULE 3.9, since the Balance Sheet Date Seller has conducted the Business only in the ordinary course in a manner consistent with past practice and there has been no material adverse change in the Business or the Transferred Assets. Without limiting the generality of the foregoing, since the Balance Sheet Date except as set forth in SCHEDULE 3.9, Seller has not:

           (i) amended in any material respect, or terminated, any Contract listed on SCHEDULE 3.6, 3.13, OR 3.14;

           (ii) changed its method of accounting;

           (iii) materially increased or written down the value of any Inventory;

           (iv) lost any material customers of the Business or experienced any material decrease in the volume of its sales related to the Business or the profit margins relating to those sales; or

           (v) received any material product quality complaints.

       3.10 COMPLIANCE WITH LAW AND PERMITS. Except as set forth in
SCHEDULE 3.10 (or SCHEDULE 3.11 with respect to environmental matters), to the best of its knowledge Seller is in compliance in all material respects with all applicable statutes, laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental and regulatory authorities (collectively, "Laws") and the terms of all environmental, operational and other material Permits.
SCHEDULE 3.10 sets forth a list of all such Permits. All such Permits are in full force and effect and no proceedings are pending or, to the best knowledge of Seller, threatened that may result in the revocation, cancellation or suspension thereof.

       3.11 ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 3.11, to the best of its knowledge, Seller is in compliance in all material respects with all applicable Laws pertaining to environmental matters ("Environmental Laws") and has obtained and is in compliance in all material respects with the terms of all Permits required thereunder and Seller has not received any written notice from any governmental authority or private party that it is in violation of applicable Environmental Laws. To the best knowledge, of Seller, except as set forth in SCHEDULE 3.11, there has not been any release, spill or leak of any toxic or hazardous waste, pollutant, contaminant or other substance regulated under applicable Environmental Laws at the Owned Real Property that was or is reportable to any governmental or regulatory authority under applicable Environmental Laws.

       3.12 LITIGATION. Except as set forth in SCHEDULE 3.12, no claim, action, suit, proceeding or, to the best of Seller's knowledge, investigation (including without limitation any of the foregoing arising or resulting from any warranty or product liability claim for personal injury, property damage, economic loss or other relief) is pending or, to the best knowledge of Seller, threatened before any court, arbitrator, or governmental agency which affects the Business or the Transferred Assets or in which any person or entity seeks to prohibit the consummation of the transactions contemplated by this Agreement. No such claim, action, suit, proceeding or investigation is reasonably likely to have a material adverse effect on the Business or the Transferred Assets.

       3.13 TRANSFERRED PATENTS/TRANSFERRED TRADEMARKS. The Transferred Patents and the Transferred Trademarks listed in SCHEDULE 3.13(A) AND (B), are in full force and effect and have, to the best of Seller's knowledge, been validly issued. Except as set forth in SCHEDULE 3.13(A) AND (B), Seller owns all rights to the Transferred Patents and Transferred Trademarks and has not granted to any third party any license or other right to any of the Transferred Patents and Transferred Trademarks. The Transferred Patents and Transferred Trademarks include all patents and trademarks currently used by Seller in the Business except Retained Intellectual Property. Except as set forth in SCHEDULE 3.13, no claim is pending or, to the best of Seller's knowledge, threatened that Seller's use of the Transferred Patents and Transferred Trademarks infringes the rights of any person or entity and, to the best of Seller's knowledge, such use does not infringe any such rights. To the best of Seller's knowledge, no other person or entity is infringing Seller's rights in the Transferred Patents and Transferred Trademarks.

       3.14 LABOR MATTERS. The only collective bargaining agreement with a labor organization involving employees of Seller engaged in the Business is listed in
SCHEDULE 3.14. Except as disclosed in SCHEDULE 3.14, there is not pending or, to the best knowledge of Seller, threatened any strike, lock-out, work-stoppage, union organizing effort or other labor dispute, unfair labor practice proceeding or labor arbitration involving employees of Seller engaged in the Business. Seller has complied with its obligations under the collective bargaining agreement and, in all material respects, with all applicable Laws relating to employment and employment practices, including those regarding wages, hours and social security and similar taxes, and has not engaged in any unfair labor practices.

       3.15 EMPLOYEE BENEFIT PLANS. SCHEDULE 3.15 contains a list of Seller's Benefit Plans (as defined in Section 6.1.3). True, correct and complete copies of all written Seller's Benefit Plans and related documentation have been provided or made available to Buyer. Seller, with respect to Seller's Benefit Plans, is in compliance in all material respects with applicable provisions of the Employee Retirement Income Security Act ("ERISA") and the Internal Revenue Code (the "Code"), and with respect to Seller's Union Pension Plan and Seller's Union Welfare Benefit Plans, is in compliance with applicable provisions of ERISA and the Code. Seller has not, with respect to any Seller's Benefit Plan, engaged in a prohibited transaction which would subject it to any tax or penalty under Section 4975 of the Code or Section 502 of ERISA which would have a material adverse effect on the Business. No liability to the PBGC has been incurred by Seller with respect to Seller's Benefit Plans, and no event has occurred that presents a material risk of termination of any of Seller's Benefit Plans by the PBGC. None of Seller's Benefit Plans has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code, and none of Seller's Benefit Plans is a "multi- employer plan" within the meanings of Sections 3(37) or 4001(a)(3) of ERISA.

       3.16 TAXES. All Federal, state, local and foreign tax returns, reports and declarations of any kind required to be filed by or on behalf of Seller with respect to the Business prior to the Closing Date have been or will be timely filed. Except for taxes due and payable after the Closing Date that are to be accrued as liabilities on the Closing Date Net Working Capital Statement and transfer and similar taxes for which Buyer is liable under Section 1.6, Seller has paid or will pay all taxes validly imposed on it with respect to the Business which relate to or accrue in any period ending on or prior to the Closing Date and the portion ending on the Closing Date of any period which includes but ends after the Closing Date.

       3.17 ENTIRE BUSINESS. The Transferred Assets together with the rights and obligations of Buyer under the Supply Agreements and under the License Agreements are sufficient to permit the continued operation of the Business by Buyer after the Closing in substantially the same manner as currently conducted. Except as set forth on SCHEDULE 3.17, all of the buildings and improvements used in the operation of the Business and material items of Equipment listed in
SCHEDULE 1.1(ii) are in good condition and repair, normal wear and tear excepted.

       3.18 BROKERS AND FINDERS. With the exception of Young & Partners, LLC, which will be paid by Seller, Seller has not been represented by any person, firm, corporation or entity that may be entitled to any brokerage fee or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         3.19 DISCLOSURE. No representation or warranty by Seller hereunder, or information contained in the Schedules, contains any untrue statement of material fact or omits to state a material fact that gives rise to a claim and was necessary in order to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer hereby represents and warrants to Seller as follows:

       4.1 ORGANIZATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio.

       4.2 AUTHORIZATION. Buyer has full corporate power and authority to execute and deliver this Agreement and all other documents contemplated hereby to be executed and delivered by Buyer and to consummate the transactions contemplated hereby and thereby. Buyer has taken all corporate action required by its certificate or articles of incorporation and By-laws to authorize the execution and delivery of this Agreement and all other documents contemplated hereby to be executed and delivered by Buyer and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms. All other documents contemplated hereby to be executed and delivered by Buyer will on the Closing Date be duly and validly executed by Buyer and be legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.

       4.3 NO VIOLATIONS; NO CONSENTS OR APPROVALS REQUIRED. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the certificate or articles of incorporation or By-laws of Buyer, (ii) conflict with or violate any Laws applicable to Buyer or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under any agreement or other instrument to which Buyer is a party. No notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or any other person or entity is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

       4.4 SUFFICIENT FUNDS. Buyer shall use its best efforts to obtain the financing necessary to complete the transactions contemplated on the terms set forth in this Agreement and, if related, the refinancing of Buyer.

       4.5 BROKERS AND FINDERS. Buyer has not incurred any liability for finder's or similar fees to any finders, brokers, agents or others in connection with the transactions contemplated by this Agreement.


                                   ARTICLE V

                         COVENANTS PENDING THE CLOSING

       5.1 CONDUCT OF THE BUSINESS. Between the date of this Agreement and the Closing Date, Seller will, except as otherwise agreed to in writing by Buyer,
(i) carry on the Business only in the ordinary course in substantially the same manner as currently conducted; (ii) perform its obligations under the Contracts, the Permits and applicable Laws; (iii) give prompt written notice to Buyer of any material adverse change in the Business or any material damage by fire or other casualty to any material Transferred Asset, (iv) advise Buyer promptly in writing of any fact that, if known at the Closing Date, would have been required to be set forth or disclosed in or pursuant to this Agreement by Seller, or that would result in the breach in any material respect by Seller of any of its representations, warranties, covenants or agreements hereunder; (v) not enter into any new employee benefit plan, program or arrangement or grant any increase in compensation to employees of the Business, other than in the ordinary course of business consistent with past practice or as required by applicable Laws;
(vi) not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence or conduct negotiations with any party other than Buyer, or enter into any agreement with any party other than Buyer concerning the sale, lease or other disposition of the Business, the Transferred Assets, or any material parts thereof.

       5.2 ACCESS. From the date of this Agreement to the Closing Date, Seller will give to Buyer and its representatives reasonable access during normal business hours to its properties, books, records and Contracts relating to the Business, and furnish to Buyer such documents and information concerning the Business as Buyer may reasonably request to verify the accuracy of the representations and warranties of Seller set forth herein.

       5.3 HSR ACT. Each party will file as soon as reasonably practicable with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") notification and report forms in accordance with the Hart-Scott Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR") Act with respect to the transactions contemplated by this Agreement. Each party will promptly furnish to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings.

       5.4 BEST EFFORTS. Each party will use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary or appropriate to perform its obligations hereunder, to satisfy the conditions to the Closing and to consummate the transactions contemplated hereby. Buyer will use its best efforts to obtain the financing necessary to complete the transactions contemplated on the terms set forth in this Agreement and, if related, the refinancing of Buyer. Buyer will provide Seller with evidence of Commitment Letter(s).


                                   ARTICLE VI

                               EMPLOYMENT MATTERS

       6.1 TRANSFER OF EMPLOYEES.

           6.1.1 OFFERS OF EMPLOYMENT. SCHEDULE 6.1(A) contains a list of all current employees dedicated solely to the Business. Effective as of the Closing Date, Buyer shall offer employment, on the terms set forth in this Article VI, to all current (i.e. on-the-job) employees of the Business except those employees listed on SCHEDULE 6.1(B), which schedule shall not contain more than ten (10) names of current employees. Buyer shall also offer employment, effective as of the date any such employee is able to return to work, to each employee of the Business who is on short-term disability or other approved or statutory leave of absence or who is receiving workers' compensation benefits on the Closing Date, as indicated in SCHEDULE 6.1(B).

           6.1.2 EMPLOYEE DEFINITIONS. For purposes of this Agreement, (1) the term "Bargaining Unit Employees" shall mean all Employees who are covered by the Collective Bargaining Agreement between Seller and the United Food & Commercial Workers, AFL-CIO, Local 354 (the "Union") dated October 17, 1994 (the "Union Contract"), relating to hourly paid individuals at the Cedartown Facility, (2) the term "Non-Represented Employees" shall mean all employees of the Business other than Active Bargaining Unit Employees, (3) the term "Transferred Non-Represented Employees" shall mean all Non-Represented Employees who accept Buyer's offer of employment, (4) the term "Transferred Bargaining Unit Employees" shall mean all Bargaining Unit Employees who accept Buyer's offer of employment and (5) the term "Transferred Employees" shall mean all Transferred Non-Represented Employees and all Transferred Bargaining Unit Employees.

           6.1.3 TERMS OF EMPLOYMENT OF TRANSFERRED NON-REPRESENTED EMPLOYEES. Buyer shall (i) employ each Transferred Non-Represented Employee for base compensation at least equal to each such Transferred Employee's base compensation with Seller immediately prior to the Closing Date, (ii) make each Transferred Non-Represented Employee who is eligible to receive incentive compensation from Seller eligible to receive incentive compensation from Buyer pursuant to a program or policy that provides incentive compensation comparable to that provided by Seller's incentive compensation program applicable to such Transferred Non-Represented Employee, (iii) offer each Transferred Non-Represented Employee benefits that are comparable in the aggregate to the benefits provided for under the employee benefit plans, arrangements and programs provided by Seller to the employees engaged in the Business (collectively, "Seller's Benefit Plans") and (iv) otherwise employ each Transferred Non-Represented Employee on terms and conditions that are comparable in the aggregate to the terms and conditions of their employment prior to the Closing Date. During the one-year period following the Closing Date, Buyer will
(a) not terminate any Transferred Non-Represented Employee other than for good cause; and (b) maintain each Transferred Non-Represented Employee in the same position that such Employee held prior to the Closing Date or a position at least comparable in responsibility and authority to such position (except for any reduction in responsibility and authority to which any such Transferred Non-Represented Employee consents) and (c) continue to offer the Transferred Non-Represented Employees compensation and benefits in accordance with the first sentence of this Section 6.1.3. In the event Buyer terminates any Transferred Non-Represented Employee other than for good cause during such one-year period, Buyer shall continue to pay to such Transferred Non-Represented Employee the Transferred Non-Represented Employee's base compensation and benefits, in addition to severance benefits, for the remainder of such one-year period. During a period of at least one (1) year following the Closing Date, Buyer will provide severance benefits at least as favorable as those offered by Seller prior to the Closing Date to Transferred Non-Represented Employees. Buyer shall be expressly liable for obligations contained in the retention incentives listed on SCHEDULE 6.1.3 to the extent that the obligations apply after the Closing Date.

           6.1.4 CREDIT FOR SERVICE WITH SELLER. In administering any employee benefit plans for the Transferred Non-Represented Employees after the Closing Date, Buyer will grant full credit to each Transferred Non-Represented Employee for all years of service of such Transferred Non- Represented Employee credited by Seller for any purpose, including without limitation for purposes of determining the amount of benefit coverage under any plan of Buyer providing for post-retirement medical, dental and prescription drug coverage, calculation of severance pay, vesting of benefits, determination of vacation time, sick leave or leave of absence. As soon as practicable after the Closing Date, but not later than thirty (30) days thereafter, Seller shall provide to Buyer a schedule of the years of service credited to each Transferred Non-Represented Employee as of the Closing Date under Seller's Benefit Plans.

       6.2 PENSION BENEFITS FOR NON-REPRESENTED EMPLOYEES.

           6.2.1 BENEFITS UNDER SELLER'S PENSION PLAN. Effective as of the Closing Date, the accrual of benefits of Transferred Non-Represented Employees under the Henkel Corporation Retirement Plan ("Seller's Pension Plans") shall cease and the Transferred Non-Represented Employees shall commence participation in Buyer's Pension Plans (as defined in Section 6.2.2). Benefits accrued up to the Closing Date to each Transferred Non-Represented Employee under Seller's Pension Plans (including any early retirement benefit or special retirement benefit for which the Transferred Employee has satisfied the eligibility conditions) shall be fully vested, regardless of the Transferred Employee's years of service with Seller, and Seller shall provide to Buyer a schedule listing such accrued benefits for each Transferred Employee within ninety (90) days after the Closing Date. Seller shall pay or cause to be paid to the Transferred Employees the benefits accrued under Seller's Pension Plans when the same shall be payable pursuant to the terms thereof, provided that any benefit enhancements to Seller's Pension Plans effective after the Closing Date shall not apply to such accrued benefits. A Transferred Employee who had not satisfied the eligibility conditions for any early retirement benefit or special retirement benefit as of the Closing Date but who subsequently completes sufficient service with Buyer to satisfy such eligibility conditions and takes early retirement within ten (10) years from the Closing Date shall receive from Seller a pro rata portion of such benefit based on the number of years of service with Seller compared to the total number of years of service required for such benefit.

           6.2.2 BENEFITS UNDER BUYER'S PENSION PLANS. As soon as practicable after the Closing Date, Buyer shall either amend an existing pension plan or plans or establish a new pension plan or plans (collectively, "Buyer's Pension Plans"), which plans shall be effective as of the Closing Date. Each Transferred Employee shall be given full credit under Buyer's Pension Plans for all years of service that were credited by Seller to such Transferred Employee for pension purposes, including for purposes of eligibility, vesting and benefit accrual. Buyer's Pension Plans shall provide to the Transferred Employees amounts and forms of pension benefits that, in respect of such credited years of service, at least equal those provided under Seller's Pension Plans, provided that the benefits payable under Buyer's Pension Plans shall be reduced by the benefits due to such Transferred Employee under Seller's Pension Plans as of the date of the commencement of benefits to such Transferred Employee under Buyer's Pension Plans (whether or not the Transferred Employee elects to receive benefits under Seller's Pension Plans as of such date).

           6.2.3 STATUS OF BUYER'S PENSION PLANS AFTER THE CLOSING. Buyer represents and warrants to Seller that it has no intention of terminating Buyer's Pension Plans at any time after the Closing Date or amending Buyer's Pension Plans to reduce the benefits payable thereunder and, in any event, Buyer will not, within the one-year period following the Closing Date, terminate Buyer's Pension Plans in whole or in part or amend Buyer's Pension Plans to reduce the benefits payable thereunder. Buyer will provide Seller with a copy of Buyer's Pension Plans within ninety (90) days after the Closing Date.

       6.3 SAVINGS PLANS FOR NON-REPRESENTED EMPLOYEES.

           6.3.1 BENEFITS UNDER SELLER'S SAVINGS PLAN. Effective as of the Closing Date, participation of Transferred Non-Represented Employees in the Henkel Corporation Investment Plan ("Seller's Savings Plan") and Seller's obligation to make contributions to Seller's Savings Plan with respect to Transferred Non-Represented Employees shall cease and the Transferred Non-Represented Employees shall commence participation in Buyer's Savings Plan (as defined in Section 6.3.2). Each Transferred Non-Represented Employee shall be fully vested in the company matching account of the Seller's Savings Plan as of the Closing Date. Account balances in the Seller's Savings Plan shall continue to receive earnings and/or interest until such balances are transferred to Buyer's Savings Plan in accordance with Section 6.3.2.

           6.3.2 TRANSFER OF ACCOUNT BALANCES. Buyer shall cooperate with Seller in providing information to the Transferred Non-Represented Employees prior to the Closing Date regarding transfers of their account balances and any related loan balances from Seller's Savings Plan into one or more defined contribution plans designated by Buyer ("Buyer's Savings Plans") and established or maintained by Buyer or one of its Affiliates, which plan(s) shall be qualified under Sections 401(a) and 401(k) of the Code and the related trust(s) shall be exempt from tax under Section 501(a) of the Code. The information provided to the Transferred Non-Represented Employees shall describe the investment options available under Buyer's Savings Plans and shall solicit investment directions from the Transferred Non-Represented Employees. As soon as practicable after the Closing Date, Seller shall transfer to the Buyer the amount of the Transferred Non-Represented Employees' aggregate account balances under Seller's Savings Plans as of the transfer date, each payable to the trustee of the applicable Buyer's Savings Plan, together with a list specifying the amount (as of the transfer date) of each Transferred Non-Represented Employee's account balance. Buyer shall accept such transfers on behalf of such trustee and shall cause each Transferred Non-Represented Employee's account balance to be deposited in the applicable Buyer's Savings Plan in accordance with such Transferred Non-Represented Employee's investment directions within seven (7) days after the later of (i) the receipt of such transfers from Seller or (ii) receipt of such investment directions from such Transferred Non-Represented Employee. Seller's obligation to make contributions to Seller's Savings Plans with respect to Transferred Non-Represented Employees shall cease as of the Closing Date.

           6.3.3 LOAN BALANCES. Any outstanding loan balances as of the Closing Date shall be repaid by the Transferred Non-Represented Employees to Buyer's Savings Plans in accordance with the applicable terms of said loans. Following the transfer to Buyer's Savings Plans of the account and loan balances of the Transferred Non-Represented Employees as provided herein, Buyer's Savings Plans shall be solely liable for the payment of benefits to Transferred Non-Represented Employees whose account and loan balances were so transferred and to their beneficiaries.

       6.4 WELFARE BENEFIT PLANS FOR NON-REPRESENTED EMPLOYEES. Effective as of the Closing Date, Buyer shall establish or cause to be established, at its own expense, benefit plans ("Buyer's Welfare Benefit Plans") to provide life insurance, health care, dental care, accidental death and dismemberment insurance, disability and other group non-pension benefits for the Transferred Non-

Represented Employees from and after the Closing Date. Buyer shall assume all responsibility for maintenance and administration of continuing coverage under the Comprehensive Budget Reconciliation Act of 1986 ("COBRA") for dependents of Transferred Non-Represented Employees. Effective as of the Closing Date, the Transferred Non-Represented Employees shall cease to participate in Seller's life insurance, health care, dental care, disability and other group non-pension benefit arrangements (collectively, "Seller's Welfare Benefit Plans") and shall commence participation in Buyer's Welfare Benefit Plans. No waiting period or exclusion from coverage on account of any pre-existing medical condition shall apply to any such Transferred Non-Represented Employee's participation in any employee benefit plan of Buyer after the Closing Date. All charges and expenses, if any, of each Transferred Employee and his or her eligible dependents that were applied to the deductible and out-of-pocket maximums under any health, medical, dental, disability, workers' compensation, life insurance or other Benefit Plan of Seller during the plan year of Seller in which the Closing Date falls shall be credited toward any deductible and out-of-pocket maximum applicable under Buyer's Welfare Benefit Plans in the plan year of Buyer in which the Closing Date falls. Seller shall retain responsibility under Seller's Welfare Benefit Plans for all amounts payable by reason of claims incurred by the Transferred Non-Represented Employees prior to the Closing Date, and Buyer shall be responsible under Buyer's Welfare Benefit Plans for all amounts payable by reason of claims incurred by the Transferred Non-Represented Employees on or after the Closing Date. For purposes of this Section 6.4, a claim shall be deemed to have been incurred on the date of the occurrence of (i) death in the case of claims under life insurance, (ii) the date of the initial disability in the case of claims under disabilities policies or (iii) the date on which the charge or expense giving rise to such claim is incurred in the case of all other claims.

       6.5 BARGAINING UNIT EMPLOYEES.

           6.5.1 UNION CONTRACT. Buyer agrees to recognize the Union Contract and perform all obligations relating to the Union Contract.

           6.5.2 BENEFITS UNDER SELLER'S UNION PENSION PLAN. Effective as of the Closing Date, the accrual of benefits of Transferred Bargaining Unit Employees under the Henkel Corporation Consolidated Union Retirement Plan shall cease and the Transferred Bargaining Unit Employees shall commence participation in the Buyer's Union Pension Plans, as defined in Section 6.5.3. Benefits accrued up to the Closing Date to each Transferred Bargaining Unit Employee under the Henkel Corporation Consolidated Union Retirement Plan shall be fully vested, and Seller shall provide to Buyer a schedule listing such accrued benefits for each Transferred Bargaining Unit Employee within ninety (90) days after the Closing Date. Seller shall pay or cause to be paid to the Transferred Bargaining Unit Employees the benefits accrued under the Henkel Corporation Consolidated Union Retirement Plan when the same shall be payable pursuant to the terms thereof, provided that any benefit enhancements to the Henkel Corporation Consolidated Union Retirement Plan effective after the Closing Date shall not apply to such accrued benefits.

           6.5.3 BENEFITS UNDER BUYER'S UNION PENSION PLAN. On or before the Closing Date, Buyer shall either amend an existing pension plan or plans or establish a new pension plan or plans as are necessary to provide to each Transferred Bargaining Unit Employee the pension benefits required under the Union Contract (collectively, "Buyer's Union Pension Plans"), which plans shall be effective as of the Closing Date. The benefits payable under Buyer's Union Pension Plans shall be reduced by the benefits available to such Transferred Bargaining Unit Employee under the Henkel Corporation Consolidated Union Retirement Plan as of the date of the commencement of benefits to such Transferred Bargaining Unit Employee under Buyer's Union Pension Plans (whether or not the Transferred Bargaining Unit Employee elects to receive benefits under the Henkel Corporation Consolidated Union Retirement Plan as of such date).

           6.5.4 WELFARE BENEFIT PLANS FOR BARGAINING UNIT EMPLOYEES. On or before the Closing Date, Buyer shall establish such welfare benefit plans as are necessary to provide to each Transferred Bargaining Unit Employee the benefits required under the Union Contract ("Buyer's Union Welfare Benefit Plans"). Effective as of the Closing Date, the Transferred Bargaining Unit Employees shall cease to participate in Seller's benefits arrangements provided pursuant to the Union Contract and shall commence participation in Buyer's Union Welfare Benefit Plans. No waiting period or exclusion from coverage on account of any pre-existing medical condition shall apply to any such Transferred Bargaining Unit Employee's participation in Buyer's Union Welfare Benefit Plans. All charges and expenses, if any, of each Transferred Bargaining Unit Employee and his or her eligible dependents that were applied to the deductible and out-of-pocket maximums under any health, medical, dental or other benefit plan of Seller during the plan year of Seller in which the Closing Date falls shall be credited toward any deductible and out-of-pocket maximum applicable under Buyer's Union Welfare Benefit Plans in the plan year of Buyer in which the Closing Date falls. Seller shall retain responsibility under Seller's benefit plans for all amounts payable by reason of claims incurred by the Transferred Bargaining Unit Employees prior to the Closing Date, and Buyer shall be responsible under Buyer's Union Welfare Benefit Plans for all amounts payable by reason of claims incurred by the Transferred Bargaining Unit Employees on or after the Closing Date. For purposes of this Section , a claim shall be deemed to have been incurred on the date of the occurrence of (i) death in the case of claims under life insurance, (ii) the date of the initial disability in the case of claims under disabilities policies or (iii) the date on which the charge or expense giving rise to such claim is incurred in the case of all other claims.

           6.6 SEVERANCE LIABILITY. Seller shall be responsible for severance benefits payable to employees other than the Transferred Employees. Buyer shall be responsible for severance benefits payable to the Transferred Employees upon termination of their employment with Buyer.

           6.7 EARNED VACATION. Buyer shall assume and discharge the Seller's obligations and liabilities to the Transferred Employees with respect to paid vacation time earned but not taken prior to the Closing Date.

           6.8 REGULATORY FILINGS AND FURTHER ASSURANCES. Seller and Buyer will make all required filings and otherwise use their best efforts to obtain all necessary regulatory approvals and take all necessary actions so as to effectuate the provisions and intent of this Article VI.

                                  ARTICLE VII

                             CONDITIONS TO CLOSING

       7.1 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to purchase the Transferred Assets, assume the Assumed Liabilities and otherwise consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Buyer), at or before the Closing, of the following conditions:

           7.1.1 No Law shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or any governmental or regulatory authority or instrumentality that prohibits the consummation of or substantially affects the transactions contemplated hereby, and no action or proceeding shall be pending that is brought by any governmental or regulatory authority or instrumentality seeking any of the foregoing or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions.

           7.1.2 All required registrations and filings (if any) with any government or governmental or regulatory authority shall have been made and any waiting period applicable to the transactions contemplated hereby pursuant to any applicable Laws shall have expired or been terminated.

           7.1.3 Seller shall have performed in all material respects the obligations required under this Agreement to be performed by it at or prior to the Closing.

           7.1.4 The representations and warranties of Seller contained herein shall have been true and correct in all material respects when made and shall be repeated at the Closing Date and shall be true and correct in all material respects at and as of the Closing Date, except that any representation or warranty that by its terms is stated to be true as of a particular date need be true and correct only as of such date.

           7.1.5 Seller and Buyer shall have entered into the Supply Agreements, the License Agreements, and the Assignment and Assumption Agreement.

           7.1.6 Buyer shall have received an affidavit of Seller in compliance with section 1.1445-2(b)(2) of the Regulations under the Code stating that Henkel Corporation is not a foreign person and its name, address and U.S. employer identification number.

           7.1.7 Seller shall have delivered to Buyer the closing documents referred to in Section 2.2.

           7.1.8 Buyer shall have obtained financing in an amount sufficient to permit Buyer to complete the transactions contemplated by this Agreement.

       7.2 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligation of Seller to sell, convey, transfer and assign the Transferred Assets and otherwise consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Seller), at or before the Closing, of the following conditions:

           7.2.1 No Law shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or any governmental or regulatory authority or instrumentality that prohibits the consummation of or substantially affects the transactions contemplated hereby, and no action or proceeding shall be pending that is brought by any governmental or regulatory authority or instrumentality seeking any of the foregoing or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions.

           7.2.2 All required registrations and filings (if any) with any government or governmental or regulatory authority shall have been made and any waiting period applicable to the transactions contemplated hereby pursuant to any applicable Laws shall have expired or been terminated.

           7.2.3 Buyer shall have performed in all material respects the obligations required under this Agreement to be performed by it at or prior to the Closing.

           7.2.4 The representations and warranties of Buyer contained herein shall have been true and correct in all material respects when made and shall be repeated at the Closing Date and shall be true and correct in all material respects at and as of the Closing Date, except that any representation or warranty that by its terms is stated to be true as of a particular date need be true and correct only as of such date.

           7.2.5 Buyer shall have paid to Seller the Closing Date Payment in accordance with Section 1.5.

           7.2.6 Buyer and Seller shall have entered into the Supply Agreements, License Agreements, the Assignment and Assumption Agreement, the Lease Agreement, and a servicing agreement pursuant to Section 8.5.

           7.2.7 Buyer shall have delivered to Seller the closing documents referred to in Section 2.3.


                                  ARTICLE VIII

                             ENVIRONMENTAL MATTERS

       8.1 INDEMNIFICATION BY SELLER. From and after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer from and against any and all claims, losses, damages, liabilities, deficiencies, obligations or expenses, including without limitation reasonable legal fees and expenses (collectively, "Losses"), arising or resulting from:

           (i) subject to Section 8.2(ii), any environmental contamination of the soil or groundwater at the Owned Real Property that is present on the Closing Date, whether or not the nature or extent thereof is known to Seller; or

           (ii) the off-site transport, treatment, recycling, storage or disposal by or on behalf of Seller of any material or waste generated by Seller in the course of its operation of the Business or use of the Transferred Assets prior to the Closing Date (collectively 8.1(i) and 8.1(ii) shall be referred to as "Environmental Matters"; PROVIDED, HOWEVER, that Environmental Matters shall not include Retained Liabilities).

Notwithstanding the foregoing, Seller shall have no liability for indemnification under this Section 8.1 to the extent such liability arises as a result of a change in the use of the Owned Real Property or other Transferred Asset to a non-industrial use. Except as may be necessary for the operation of the Business (including expansion of facilities and construction of improvements) or as required by Environmental Laws, Buyer will not conduct any environmental assessment, audit or evaluation of the Owned Real Property relating to soil or groundwater and will not otherwise seek to impose on Seller any obligations in respect of environmental matters in addition to those set forth in this Section 8.1 or take any voluntary or discretionary action that would accelerate the timing or increase the cost of any obligation of Seller under this Section 8.1.

         8.2 INDEMNIFICATION BY BUYER. From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Losses arising or resulting from:

           (i) any environmental contamination of the soil or groundwater at the Owned Real Property other than environmental contamination for which Seller is responsible pursuant to Section 8.1(i) above;

           (ii) from and after the fifth anniversary of the Closing Date, any environmental contamination related to the Business of the soil or groundwater at the Owned Real Property, regardless of when such contamination was generated, provided however, if on that date such contamination is the subject of a continuing indemnification claim timely given by Buyer, Seller shall continue to indemnify Buyer with respect thereto; or

           (iii) the off-site transport, treatment, recycling, storage or disposal by or on behalf of Buyer of any material or waste generated by Buyer in the course of its operation of the Business or use of the Transferred Assets after the Closing Date.

       8.3 LIMITATIONS ON INDEMNIFICATION. Notwithstanding the foregoing provisions of this Article VIII, (i) Seller shall not be responsible for any indemnifiable Losses suffered by the Buyer arising out of Environmental Matters unless a claim therefor is asserted in writing on or prior to the second anniversary of the Closing Date, (ii) Buyer shall be responsible for the first $250,000.00 of any such Losses suffered by Buyer arising out of Environmental Matters, (iii) Seller shall reimburse Buyer for seventy-five percent (75%) of the next $10,000,000.00 (Ten Million Dollars) of any such Losses incurred and paid by Buyer, and (iv) Seller shall be responsible for any and all such Losses in excess thereof only with respect to claims made within two (2) years after the Closing Date; it being understood, however, that payments by Seller under this Section 8.3 shall be included in the calculation of the aggregate liability of Seller for purposes of Section 10.4.

       8.4 COMPLIANCE WITH ISRA.

           8.4.1 Seller has notified Buyer that the transaction contemplated hereunder is subject to the provisions of the New Jersey Industrial Site Recovery Act ("ISRA"). Buyer and Seller understand that execution of an option to purchase, letter of intent or agreement of sale will trigger an ISRA review of the Harrison, New Jersey, facility, and is likely to require submission by Seller of a preliminary assessment Report to the New Jersey Department of Environment Protection ("NJDEP"). Seller has also notified Buyer that Seller anticipates filing a Negative Declaration Affidavit with NJDEP to obtain a No Further Action letter, thereby completing the ISRA requirements triggered by Seller's acquisition of the Harrison Facility in 1987.

           8.4.2 Following the Closing Date, Seller shall submit a Preliminary Assessment and take such steps, if any, as may be required to obtain a No Further Action letter, Negative Declaration or equivalent approval as defined by N.J.S.A. 13:1K-9(d). Seller shall provide Buyer with copies of all ISRA filings (and replies thereto), submitted to NJDEP pursuant to the transaction contemplated hereunder.

           8.4.3 Following the Closing Date, Buyer shall cooperate with Seller in Seller's efforts to complete the actions required by ISRA and NJDEP.

           8.4.4 Following the Closing Date, Seller shall maintain, at its own expense, until released by NJDEP a financial assurance mechanism such as a Self-Insurance Guarantee (as such term is defined under ISRA), satisfactory in form and content to NJDEP.

       8.5 COMPLIANCE WITH ENVIRONMENTAL RESTRICTIONS.

           8.5.1 HARRISON FACILITY.

           (i) Seller has notified Buyer that certain areas of the Harrison facility, the Affected Areas are subject to a Declaration of Environmental Restrictions ("Deed Restriction"), dated June 9, 1994; such Deed Restriction and any modifications thereto mandated by NJDEP shall be referred to herein, collectively, as the "DER". Buyer agrees to take the property subject to the use restrictions placed on the Affected Areas and further agrees not to violate any of the conditions of the Deed Restriction. Seller shall obtain final approval of the Deed Restriction and file such Deed Restriction with the recorder of deeds in the county in which the Harrison Facility is located.

           (ii) Buyer understands that the Deed Restriction is not intended to create a lien or encumbrance against the property but merely is intended to reflect the regulatory and statutory obligations imposed as a condition for using non-residential clean-up standards.

           (iii) Buyer understands that the use restrictions are enforceable by NJDEP against any person who knowingly violates the Deed Restriction. Buyer further understands that following the Closing Date, the Deed Restriction shall become binding upon Buyer, Buyer's successors and assigns.

           8.5.2 CEDARTOWN FACILITY.

           (a) COMPLIANCE WITH ADMINISTRATIVE ORDER ON CONSENT.

               (i) Seller has notified Buyer that each deed, title or other instrument conveying an interest in the portion of the Cedartown Facility identified as the Diamond Shamrock Landfill Site in the Administrative Order on Consent, EPA Docket No. 90-64-C dated November 2, 1990 (the "AOC") shall reference the recorded location of the AOC, and any restrictions, obligations or covenants thereunder and shall specify where the AOC is recorded.

               (ii) Seller has further notified Buyer that the deed restrictions or restrictive covenants are intended to prevent groundwater usage and drilling and include the maintenance (at Seller's cost) of site access restrictions, such as fencing and signage. Buyer shall comply with by the AOC and all restrictions, obligations and covenants thereunder.

               (iii) Seller has notified Buyer that, pursuant to the AOC, Seller is conducting a groundwater and surface water monitoring program to confirm that natural attenuation processes are effective in mitigating existing contamination. Buyer shall at Seller's cost and upon the terms set forth in a servicing agreement, continue the groundwater and surface water monitoring program and fulfill all monitoring and reporting requirements, on behalf of Seller, in accordance with the protocol established pursuant to the AOC until applicable State standards are met.

           (b) COMPLIANCE WITH CORRECTIVE ACTION CONSENT ORDER.

               (i) Seller has notified Buyer that Seller is conducting remediation of surface and groundwater contaminated with ethylene dichloride (EDC) pursuant to Corrective Action Consent Order No. EPD-HW-1048 (the "CACO") between Seller and the Georgia Department of Natural Resources dated September 21, 1993. Buyer shall at Seller's cost and upon the terms set forth in a servicing agreement continue the groundwater and surface water remediation program and fulfill all monitoring and reporting requirements, on behalf of Seller, in accordance with the protocol established pursuant to the CACO until applicable State standards are met.

       8.6 NOTICES. Upon receiving notice or obtaining information that a claim or proceeding has been commenced or initiated against or by a party to this Agreement which may give rise to any liability on the part of the other party under this Article VIII, the party receiving such notice or obtaining such information shall as promptly as practicable provide notice thereof to such other party. Such notice shall be by any reasonable means but, if not in writing, shall be followed within five (5) working days by written notice of the claim or proceeding.

       8.7 POST CLOSING RELEASE REPORTS. Following the Closing Date and provided an Environmental Matter is subject to Seller's indemnification obligation under this Article VIII, Buyer shall provide to Seller a copy of all information and reports required to be provided to the National Response Center or other federal, state or local agency concerning all reportable spills, discharges and other releases of hazardous substances into the environment from the Owned Real Property or otherwise related to the Transferred Assets. As soon as practicable following any such event, Buyer shall provide to Seller copies of all photographs depicting any such event or the effects thereof.

       8.8 DISCHARGE OF ENVIRONMENTAL CLAIMS. In the event that Buyer notifies Seller of any claim that may be subject to Seller's indemnification obligation under this Article VIII, Seller shall have sixty (60) days from the date of receipt of notice within which to acknowledge and assume all or a portion of the liability asserted. During such 60-day period, Buyer shall not take any action or incur any expenses with respect to such claim except to the extent such action or incurrence is (i) legally required, (ii) reasonably required in the operation of Buyer's business or the defense of such claim or (iii) approved by Seller, which approval shall not be unreasonably withheld. If Seller agrees within such 60-day period to assume liability for not less than 51% of the estimated claim and provide written acknowledgment thereof to Buyer, then Seller shall have the right to control, manage and direct all discussions, proceedings and activities regarding the satisfaction and discharge of the liability or obligation that is the object of the claim; provided that Buyer shall have the right to approve any material actions relating to any claim affecting the Transferred Assets or the Business, which approval shall not be unreasonably withheld. Buyer shall reimburse Seller or otherwise pay its share, if any, of the costs and expenses of such claim on a current basis as such costs and expenses are incurred.

       8.9 RIGHT OF PARTICIPATION. Under any circumstances in which a party could incur any liability under this Article VIII, such party shall have the full right, at its own expense, to consult, through counsel or otherwise, with respect to all meetings and proceedings with adverse parties or governmental authorities and with respect to all activities pertaining to that matter. Prior to either party's initiating, or participating in, any meeting or proceeding in which decisions or discussions adverse to the other party may be made, such party attending the meeting or proceeding shall consult with such other party. This right of consultation shall not apply to confidential meetings or documents in cases where the parties are disputing or litigating claims against each other in a judicial or administrative proceeding.

       8.10 ACCESS AND COOPERATION. Each party shall assist the other to fulfill its obligations under this Article VIII by affording reasonable access to its properties (including but not limited to the right to enter upon, investigate, drill wells, take soil borings, excavate, monitor, test, and use available land for the testing and implementation of remedial technologies) and employees and to all relevant documents and records regarding the Retained Liabilities and a matter as to which a claim is asserted; provided that such access may be conditioned or restricted to the extent necessary to protect the operation of properties, to ensure the safety of personnel and facilities or to protect confidential or privileged information. To the extent permitted by law, the parties will use their best efforts and cooperate with each other to minimize costs with respect to any action that may give rise to a claim for indemnification or payment of costs by or to either party under this Article VIII. To effectuate the intent of this
Article VIII and consistent with the terms hereof, the parties shall provide all other cooperation, assistance and consultation to each other that is reasonably requested with respect to Retained Liabilities and to matters covered by this
Article VIII.

       8.11 COMPUTATION OF LOSSES. For purposes of this Article VIII, all amounts for which either party seeks indemnification shall be computed net of
(i) any actual income tax benefit resulting therefrom to the indemnified party (after giving effect to any income tax payable with respect to the indemnity payments) and (ii) any amounts recovered from any third party based on claims the indemnified party has against such third party which reduce the Losses that would otherwise be sustained; PROVIDED, HOWEVER, that in all cases, the timing of the receipt or realization of income tax benefits or recoveries from third parties shall be taken into account in determining the amount of reduction of Losses. Each indemnified party agrees to use its best efforts to pursue (or, at its election, to assign to the indemnifying party) any claims or rights it may have against any third party which would reduce the amount of Losses otherwise incurred by such indemnified party.


                                   ARTICLE IX

                                   TERMINATION

       9.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

           (i) by mutual consent of Buyer and Seller; or

           (ii) by either of the parties if it is not in breach of this Agreement and if the Closing shall not have occurred by March 31, 1997.

           (iii) by Buyer if, for the period between the date hereof and the Closing Date, there is a material adverse change in the physical condition of the Cedartown or Harrison Plants or a material reduction in the financial performance of the Business relative to the financial performance of the Business as reflected on the Financial Statements.

           (iv) by Seller, on or after February 25, 1997, if Buyer has not obtained a Commitment Letter in a dollar amount sufficient (together with the equity financing commitment by Charter Oak Partners) to conclude the transactions contemplated on the terms set forth in this Agreement;

           (v) by Buyer if, at the Closing Date, any of the conditions in
       Section 7.1 have not been met or have not been waived by Buyer; and

           (vi) by Seller if, at the Closing Date, any of the conditions in
       Section 7.2 have not been met or have not been waived by Seller.

       9.2 EFFECT OF TERMINATION. No termination of this Agreement pursuant to
Section 9.1 above shall affect or diminish any rights accruing to either party pursuant to this Agreement at or prior to such termination.


                                   ARTICLE X

                                INDEMNIFICATION

       10.1 OBLIGATION OF PARTIES TO INDEMNIFY.

            10.1.1 INDEMNIFICATION BY SELLER. Subject to the limitations set forth in Section 10.4 and the other terms and provisions of this Article X, Seller shall indemnify, defend and hold harmless Buyer from and against any and all Losses arising or resulting from any of the following:

            (i) the failure of Seller to pay or otherwise discharge the Retained Liabilities;

            (ii) the non-fulfillment by Seller of any agreement or covenant of Seller hereunder; and

            (iii) the breach of any representation or warranty made by Seller herein.

            10.1.2 INDEMNIFICATION BY BUYER. Subject to the limitations set forth in Section 10.4 and the other terms and provisions of this Article X, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Losses arising or resulting from any of the following:

            (i) the failure of Buyer to pay or otherwise discharge the Assumed Liabilities;

            (ii) the non-fulfillment by Buyer of any agreement or covenant of Buyer hereunder; and

            (iii) the breach of any representation or warranty made by Buyer herein.

       10.2 INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS. If either party (the "Indemnified Party") receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under this Article X (a "Third Party Claim"), and the Indemnified Party intends to seek indemnity pursuant to this Article X, the Indemnified Party shall promptly provide the other party (the "Indemnifying Party") with notice of such Third Party Claim. The Indemnifying Party shall, upon acknowledgement of its obligation to indemnify the Indemnified Party, be entitled to participate in or, at its option, assume the defense or settlement of such Third Party Claim. Such defense or settlement shall be conducted through counsel selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith. In the event that the Indemnifying Party fails to assume the defense or settlement of any Third Party Claim within twenty (20) days after receipt of notice thereof from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party. The Indemnifying Party shall not settle any Third Party Claim the defense or settlement of which is controlled by it without the Indemnified Party's prior written consent, unless the terms of such settlement or compromise release such Indemnified Party from any and all liability with respect to such Third Party Claim and impose no obligations or restrictions on the Indemnified Party or its business or assets.

       10.3 COMPUTATION OF LOSSES. For purposes of this Article X, all amounts for which either party seeks indemnification shall be computed net of (i) any actual income tax benefit resulting therefrom to the Indemnified Party (after giving effect to any income tax payable with respect to the indemnity payments) and (ii) any amounts recovered from any third party based on claims the Indemnified Party has against such third party which reduce the Losses that would otherwise be sustained; PROVIDED, HOWEVER, that in all cases, the timing of the receipt or realization of income tax benefits or recoveries from third parties shall be taken into account in determining the amount of reduction of Losses. Each Indemnified Party agrees to use its best efforts to pursue (or, at its election, to assign to the Indemnifying Party) any claims or rights it may have against any third party which would reduce the amount of Losses otherwise incurred by such Indemnified Party.

         10.4 LIMITATIONS ON INDEMNIFICATION. Notwithstanding the foregoing provisions of this Article X, but excepting Losses arising from a breach of Seller's obligations under Article VIII hereof, (i) neither party shall be responsible for any indemnifiable Losses suffered by the other party arising (x) out of breaches of the representations and warranties of such other party herein or in the License Agreements unless a claim therefor is asserted in writing on or prior to the first anniversary of the Closing Date or (y) from liabilities and obligations relating to the Business that were known to Seller on the Closing Date and should have been disclosed in Schedule 3.12 or the Financial Statements but were not so disclosed ("Undisclosed Liability Losses") unless a claim therefor is asserted in writing on or prior to the fifth anniversary of the Closing Date; (ii) neither party shall be liable for any Losses (other than Undisclosed Liability Losses) suffered by the other party arising out of the breaches of the indemnifying party's representations and warranties until all such Losses exceed Two Million Dollars ($2,000,000.00), in which event the indemnifying party's indemnity obligation shall apply only to the extent of any such excess, and (iii) the aggregate liability of either party hereunder for (x) Losses suffered by the other party arising out of breaches of the indemnifying party's representations and warranties, (y) Undisclosed Liability Losses, plus
(z) Losses suffered by the other party arising under Article VIII shall in no event exceed Forty Million Dollars ($40,000,000.00).

         10.5 REMEDIES EXCLUSIVE. Except to the extent the parties may be entitled to the remedy of specific performance of any covenant or agreement contained in this Agreement or any related document specifically referred to herein or any other equitable remedy, the remedies provided in this Article X shall be exclusive and shall preclude assertion by the Indemnified Party of any other rights or the seeking of any and all other remedies against the Indemnifying Party for claims based on this Agreement; PROVIDED, HOWEVER, that claims made with respect to the matters addressed in Article VIII may only be made pursuant to such Article VIII.

                                   ARTICLE XI

                             ADDITIONAL AGREEMENTS

       11.1 SELLER'S COVENANT NOT TO COMPETE. Seller acknowledges that an important part of the benefit that Buyer will receive in connection with the transactions contemplated hereby is the ability to carry on the Business in the U.S. and Canada free from competition by Seller. In order that Buyer may enjoy such benefits, for a period of seven (7) years from and after the Closing Date, Seller will not engage, or have any ownership interest in any corporation, partnership or other business entity that engages, directly or indirectly, in the manufacture or sale in the U.S. and Canada of any products for the Paper/CPC Industries, as hereafter defined) (other than the manufacture of products pursuant to the Supply Agreement); PROVIDED, HOWEVER, that (i) Seller may own as an investment, directly or indirectly, securities of any corporation or other entity which are publicly traded if Seller does not, directly or indirectly, beneficially own five percent (5%) or more of the outstanding shares of such entity; (ii) Seller may have an ownership interest otherwise proscribed by this
Section if such interest arises as a result of the acquisition of a business entity not principally engaged (i.e., less than Five Million Dollars (U.S. $5,000,000.00) in annual sales) in activities proscribed by this Section and
(iii) Seller may manufacture and sell products sold by both the Business and the Retained Businesses to the industries other than the Paper/CPC Industries. Nothing contained herein shall prevent Seller from engaging directly or indirectly in the manufacture and/or sale of products for the oilfield drilling and production industry with products other than naphthalene formaldehydesulfonate ("NFS") products and the current oilfield products of the Business. Seller's PETROFREE oilfield chemicals are not part of the Business.

           11.1.1 DEFINITION OF PAPER/CPC INDUSTRIES.

                  (i) "Paper Industry" shall mean the market for process aids and functional additives (additives, coating lubricants, defoamers, dispersants, felt conditioners, cleaners, wet strength resins and deinking chemicals) for use in paper coating, pulping, papermaking and recycling;

                  (ii) "Construction and Processing Chemicals Industry" shall mean the market for NFS, dispersants, defoamers, foaming agents and surfactants for use in concrete admixture, gypsum board manufacture and conventional ceramic materials processing. NFS fly ash in concrete manufacture and car battery applications; calcium stearate as a waterproofing agent for concrete blocks, amine-based corrosion inhibitors for rebar in concrete; NFS-based oilfield drilling and production chemicals; NFS for cement slurry for oil-well casings and Latex/SBR polymerization; and green strength products for the manufacture of ceramics;

       (collectively, the "Paper/CPC Industries").

       11.2 BUYER'S COVENANT NOT TO USE TRANSFERRED INTELLECTUAL PROPERTY IN RETAINED INDUSTRIES. Buyer acknowledges that an important consideration for Seller in this transaction is to not adversely impact on Seller's Retained Businesses. Therefore, for a period of seven (7) years from the Closing Date, Buyer agrees not to use the Transferred Intellectual Property in the Agricultural Chemicals Industry, the Plastic Additives Industry, the Adhesives Industry, and the Leather Industry, and for a period of ten (10) years from the Closing Date, in the Textile Industry and the Coatings and Inks Industry; collectively, the Retained Industries, as hereafter defined. Buyer shall, however, be free to acquire other technology or to develop its own technology to compete against Seller in the Retained Industries anywhere in the world.

            11.2.1 DEFINITION OF THE RETAINED INDUSTRIES.

                  (i) "Textile Industry" shall mean the market for process aids and functional additives, including defoamers, sold to manufacturers of fibers and textiles and to formulators of process aids and functional additives for fibers and textiles;

                  (ii) "Coatings and Inks Industry" shall mean the market for process aids and functional additives, including defoamers, sold to manufacturers of paints, coatings and inks;

                  (iii) "Agricultural Chemicals Industry" shall mean the market for dispersants, wetting agents and defoamers sold to manufacturers and formulators of pesticides, herbicides, adjuvant formulations, plant growth regulators, defoliants and miticides;

                  (iv) "Plastic Additives Industry" shall mean the market for process aids and functional additives (except calcium stearate), including defoamers, sold to manufacturers of plastics;

                  (v) "Adhesives Industry" shall mean the market for process aids and functional additives, including defoamers, sold to adhesive formulators; and

                  (vi) "Leather Industry" shall mean the market for leather treatment chemicals.

       11.3 CERTAIN SERVICES PROVIDED BY SELLER AND SELLER'S AFFILIATES. Buyer acknowledges that the Business currently receives from Seller and Seller's Affiliates certain administrative sales and corporate services, including without limitation computer and information processing and accounting services; legal services; export sales support; payroll services; office space and human resource support. Buyer acknowledges that such services will terminate as of the Closing Date and will not be provided to the Business thereafter, except that upon Buyer's written request received prior to the Closing Date, Seller will continue to make certain of such services available to Buyer for a period of up to one (1) year after the Closing Date for the fees specified in and subject to a transitional services agreement in the form of Exhibit D (the"Administrative Services Agreement").

         11.4 SELLER'S AND BUYER'S ACCESS TO INFORMATION. (i) After the Closing Date, Buyer shall grant to Seller at no charge such access to financial records and other information in Buyer's possession related to Seller's conduct of the Business prior to the Closing Date and, at Seller's expense, such cooperation and assistance as shall be reasonably required to enable Seller to complete its financial reports and tax returns for any period ending on or prior to or including the Closing Date. In the event that any tax return of Seller for any such period becomes the subject of any audit or investigation, Buyer will, at Seller's expense, give Seller all reasonable cooperation, access and assistance as needed during normal business hours with respect to books and records and other financial data included in the Transferred Assets to enable Seller to defend any such audit or investigation. Buyer will, for a period of six (6) years after the Closing Date plus any additional time during which Seller advises Buyer that there is an ongoing tax audit or investigation with respect to such periods, keep such materials reasonably accessible and not destroy or dispose of such materials without the written consent of Seller. Until Buyer is notified by Seller that the U.S. Department of Justice Grand Jury Investigation into possible violations of federal anti-trust laws in the sodium hydrosulfite industry, in conjunction with which Seller has responded to a subpoena duces tecum, has been terminated, Buyer shall keep, and shall not destroy or dispose of, any materials, documents and records of the Business relating to the sodium hydrosulfite industry and shall grant Seller reasonable access to such records and Transferred Employees as may be required by Seller in conjunction with this matter. (ii) For a period of three (3) years beginning on the Closing Date, Seller shall grant to Buyer at no charge such access to financial records and other information in Seller's possession related to Seller's conduct of the Business during the three year period prior to the Closing Date and, at Buyer's expense, such cooperation and assistance as shall be reasonably required to enable Buyer to prepare financial summaries or statements reflecting the performance of the Business during such period.

       11.5 PUBLIC ANNOUNCEMENTS. Neither party will issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other party, except as may be required by applicable Laws.

       11.6 TERMINATION OF INSURANCE. Buyer acknowledges that Seller's insurance coverage for the Transferred Assets shall terminate as of midnight on the day prior to the Closing Date.

       11.7 FURTHER ASSURANCES. After the Closing, each party shall take such further actions and execute such further documents as may be necessary or reasonably requested by the other party in order to effectuate the intent of this Agreement and to provide such other party with the benefits of this Agreement.

       11.8 EXPORT SALES. As a limited exception to the Business being United States and Canada business only, Buyer shall continue export sales of the Business as listed in SCHEDULE 11.7 ("Export Sales"), setting forth the export countries and products sold in each export country, for a period of three (3) years after the Closing Date on terms and conditions which are reasonably comparable to the terms and conditions for such sales prior to the Closing Date; PROVIDED, HOWEVER, that this obligation shall not require Buyer to make such Export Sales of products at a price which is less than Buyer's actual cost.

                                  ARTICLE XII

                                 MISCELLANEOUS

       12.1 EXPENSES. Each of the parties hereto shall pay its own legal, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the transactions contemplated hereby and any other costs and expenses incurred by such party, except as otherwise expressly set forth herein.

       12.2 NOTICES. Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally; (ii) sent by documented overnight delivery service; (iii) sent by facsimile transmission, provided that a confirmation copy thereof is sent no later than the business day following the day of such transmission by documented overnight delivery service or first class mail, postage prepaid; or (iv) sent by first class mail, postage prepaid. Such notice shall be deemed to have been duly given (i) on the date of delivery, if delivered personally; (ii) on the business day after dispatch by documented overnight delivery service, if sent in such manner; (iii) on the date of facsimile transmission, if so transmitted; or (iv) on the fifth business day after sent by first-class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:

       Notices to Seller:

             Henkel Corporation
             2200 Renaissance Boulevard
             Suite 200, The Triad
             Gulph Mills, Pennsylvania 19406
             Attention: Monika Krug, Vice President

             with a copy to:

                   Henkel Corporation
                   2200 Renaissance Boulevard
                   Suite 200, The Triad
                   Gulph Mills, Pennsylvania 19406
                   Attention: Ernest G. Szoke, Vice President

       Notices to Buyer:

             Geo Specialty Chemicals, Inc.
             28601 Chagrin Boulevard
             Suite 450
             Cleveland, Ohio 44122
             Attention: George P. Ahearn, President
             with a copy to:

                   Thompson Hine & Flory L.L.P.
                   3900 Key Tower
                   127 Public Square
                   Cleveland, Ohio 44114
                   Attention: Craig R. Martahus, Esquire

Either party may, by notice given in accordance with this Section 12.2, specify a new address for notices under this Agreement.

       12.3 ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement and the exhibits and schedules annexed hereto constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto. This Agreement may be amended only in a writing signed by both parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party to be charged with such waiver. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

       12.4 SEVERABILITY. In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

       12.5 ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party; PROVIDED, HOWEVER, that nothing contained herein shall prohibit Buyer from granting a security interest on its rights hereunder to one or more of its lenders.

       12.6 AFFILIATES. For purposes of this Agreement, an "Affiliate" of any party means any person or entity controlling, controlled by or under common control with such party.

       12.7 KNOWLEDGE OF SELLER. Any representations or warranties made to the "best of Seller's knowledge" or words of like import shall be deemed to be breached only if the persons set forth on SCHEDULE 12.7 had actual knowledge of the falsity of such representation or of the breach of such warranty.

       12.8 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely therein.

       12.9 CAPTIONS. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.

       12.10 DEFINED TERMS. References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular.

       12.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       12.12 BULK SALES LAW. Buyer hereby waives compliance with the provisions of all applicable bulk sales Laws.


       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GEO SPECIALTY CHEMICALS, INC.               HENKEL CORPORATION



By: /s/ George P. Ahearn                    By: /s/ Monika Krug
   -----------------------------               ------------------------------
    Name: George P. Ahearn                      Name: Monika Krug
    Title: President                            Title: Vice President


                                            HENKEL CANADA LIMITED



                                            By: /s/  Ullrich Reckert
                                               -----------------------------
                                                Name: Ullrich Reckert
                                                Title: President




                          ACKNOWLEDGEMENT AND CONSENT
                          ---------------------------

       WHEREAS, Charter Oak Partners ("Charter Oak") acknowledges that a determinative factor in Seller's decision into enter in the above Agreement with Buyer is Charter Oak's commitment to provide equity financing, as provided below, sufficient for Buyer to consummate the transactions contemplated by the Agreement and Charter Oak's commitment to use its best efforts to assist Buyer in obtaining any necessary debt financing to consummate the transactions.

       NOW, THEREFORE, intending that Seller may rely thereon, intending to be legally bound, and in consideration of the benefits that will inure to Charter Oak as majority shareholder of Buyer, Charter Oak hereby consents to the terms of the above Agreement and commits and agrees:

       1. to provide equity financing of no less than $15 million to facilitate Buyer's consummation of the transactions contemplated by the above Agreement;

       2. to use its best efforts to assist Buyer in obtaining any necessary debt financing; and

       3. to take all other reasonable actions (other than direct loans to Buyer) necessary or appropriate for the consummation of the transactions contemplated by the above Agreement.


                                    CHARTER OAK PARTNERS



                                     By: /s/ Anthony J. Dowd
                                        -------------------------------
                                         Name: Anthony J. Dowd
                                         Title: Director of Private Investments



Date: February 10, 1997
     ---------------------------------



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